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                   [LETTERHEAD OF ROPES & GRAY APPEARS HERE]




                                                                       EXHIBIT 5
                                March 25, 1996



New England Investment Companies, L.P.
399 Boylston Street
Boston, Massachusetts  02116

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 1,774,000 limited partnership units (the "LP Units"), of New England Investment Companies, L.P., a Delaware limited partnership (the "Partnership"), issuable upon the exercise of options granted in accordance with the terms of the 1993 Equity Incentive Plan (the "Plan").

     We have acted as counsel for the Partnership and are familiar with the proceedings taken by the Partnership in connection with the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware and the Delaware Limited Partnership Act.

     Based upon the foregoing, we are of the opinion that, when the LP Units have been issued and sold in accordance with the terms of the Plan, the LP Units will be validly issued, fully paid and nonassessable limited partnership units in the Partnership, as to which the limited partners of the Partnership will have no liability in excess of their share of the Partnership's assets and undistributed profits (subject (a) to the obligation of a limited partner to repay (i) to the Partnership for a period of one year after any rightful return, any part of its contribution to the Partnership rightfully returned to it, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the said contribution was held by the Partnership and (ii) any funds
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New England Investment Companies, L.P.    -2-                     March 25, 1996

wrongfully returned or distributed to it and (b) to liabilities of a limited partner that could arise if such limited partner (i) were a general partner or
(ii) participated in the control of the business of the Partnership). We assume that the issuance of any such LP Unit will not result in the issuance by the Partnership of more than its authorized shares of LP Units.

     We hereby consent to the filing of this opinion as part of the Registration Statement.

     This opinion is to be used only in connection with the offer and sale of the LP Units while the Registration Statement is in effect.

                                   Very truly yours,

                                   /S/ ROPES & GRAY

                                   Ropes & Gray